UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Rocky Shoes & Boots, Inc.

(Name of Issuer)

Common Stock, no par value

(Title of Class of Securities)

774830 10 3 (CUSIP Number)

January 6, 2005

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SILLC Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 6 SHARED VOTING POWER 484,261 7 SOLE DISPOSITIVE POWER 8 SHARED DISPOSITIVE POWER 484,261

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 484,261
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.5%
12	TYPE OF REPORTING PERSON (See instructions) OO- Limited Liability Company

1	NAME OF REPORTING PERSON SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Strategic Industries, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 6 SHARED VOTING POWER 484,261 7 SOLE DISPOSITIVE POWER 8 SHARED DISPOSITIVE POWER 484,261

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 484,261
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.5%
12	TYPE OF REPORTING PERSON (See instructions) OO- Limited Liability Company

1	NAME OF REPORTING PERSON SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citigroup Venture Capital Equity Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 6 SHARED VOTING POWER 484,261 7 SOLE DISPOSITIVE POWER 8 SHARED DISPOSITIVE POWER 484,261

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 484,261
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.5%
12	TYPE OF REPORTING PERSON (See instructions) PN

1	NAME OF REPORTING PERSON SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON CVC Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 6 SHARED VOTING POWER 484,261 7 SOLE DISPOSITIVE POWER 8 SHARED DISPOSITIVE POWER 484,261

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 484,261
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.5%
12	TYPE OF REPORTING PERSON (See instructions) OO- Limited Liability Company

1	NAME OF REPORTING PERSON SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citigroup Venture Capital GP Holdings Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 6 SHARED VOTING POWER 484,261 7 SOLE DISPOSITIVE POWER 8 SHARED DISPOSITIVE POWER 484,261

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 484,261
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.5%
12	TYPE OF REPORTING PERSON (See instructions) CO

1	NAME OF REPORTING PERSON SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Court Square Capital Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 6 SHARED VOTING POWER 484,261 7 SOLE DISPOSITIVE POWER 8 SHARED DISPOSITIVE POWER 484,261

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 484,261
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.5%
12	TYPE OF REPORTING PERSON (See instructions) CO

1	NAME OF REPORTING PERSON SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citicorp Banking Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 6 SHARED VOTING POWER 484,261 7 SOLE DISPOSITIVE POWER 8 SHARED DISPOSITIVE POWER 484,261

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 484,261
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.5%
12	TYPE OF REPORTING PERSON (See instructions) CO

1	NAME OF REPORTING PERSON SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citicorp
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 6 SHARED VOTING POWER 484,261 7 SOLE DISPOSITIVE POWER 8 SHARED DISPOSITIVE POWER 484,261

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 484,261
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.5%
12	TYPE OF REPORTING PERSON (See instructions) CO

1	NAME OF REPORTING PERSON SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citigroup Holdings Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 6 SHARED VOTING POWER 484,261 7 SOLE DISPOSITIVE POWER 8 SHARED DISPOSITIVE POWER 484,261

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 484,261
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.5%
12	TYPE OF REPORTING PERSON (See instructions) HC

1	NAME OF REPORTING PERSON SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citigroup Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 6 SHARED VOTING POWER 488,837 7 SOLE DISPOSITIVE POWER 8 SHARED DISPOSITIVE POWER 488,837

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 488,837
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.6%
12	TYPE OF REPORTING PERSON (See instructions) HC

Item 1.	(a)	Name of Issuer: Rocky Shoes & Boots, Inc.

	(b)	Address of Issuer’s Principal Executive Offices: 39 East Canal Street, Nelsonville, OH 45764

Item 2.	(a)

Name of Person Filing:

SILLC Holdings, LLC (“SILLC”)

Strategic Industries, LLC (“Strategic”)

Citigroup Venture Capital Equity Partners, L.P. (“CVCEP”)

CVC Partners, LLC (“CVC Partners”)

Citigroup Venture Capital GP Holdings Ltd. (“CVC GP Holdings”)

Court Square Capital Limited (“Court Square”)

Citicorp Banking Corporation (“CBC”)

Citicorp

Citigroup Holdings Company (“Citigroup Holdings”)

Citigroup Inc. (“Citigroup”)

(b)

Address of Principal Business Office or, if none, Residence:

The address of principal business office of each SILLC and Strategic is:

Raritan Plaza I, Raritan Center 2nd Floor, Edison, NJ 08818

The address of principal business office of each CVCEP, CVC Partners, CVC GP Holdings, Court Square, Citicorp and Citigroup is:

399 Park Avenue, New York, NY 10043

The address of principal business office of CBC is:

One Penn’s Way, New Castle, DE 19720

The address of principal business office of Citigroup Holdings is:

One Rodney Square, Wilmington, DE 19899

	(c)	Citizenship: The citizenship of each reporting person is Delaware.

	(d)	Title of Class of Securities: Common Stock, no par value

	(e)	CUSIP Number: 774830 10 3

Item 3.	If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Not applicable.

Item 4.	Ownership

(a) Amount beneficially owned: See item 9 of the cover pages

(b) Percent of class: See item 11 of the cover pages

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

(ii) Shared power to vote or to direct the vote:

(iii) Sole power to dispose or to direct the disposition of:

(iv) Shared power to dispose or to direct the disposition of:

See items 5-8 of the cover pages.

Item 5.	Ownership of Five Percent or Less of a Class Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person Not applicable.

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reporting on

By the Parent Holding Company

Strategic is the sole member of SILLC. CVCEP holds a membership interest in Strategic. CVC Partners holds a general partnership interest in CVCEP. CVC GP Holdings has a membership interest in CVC Partners. Court Square is the sole shareholder of CVC GP Holdings. CBC is the sole shareholder of Court Square. Citicorp is the sole shareholder of CBC. Citigroup Holdings is the sole shareholder of Citicorp. Citigroup is the sole shareholder of Citigroup Holdings.

Item 8.	Identification and Classification of Members of the Group Not applicable.

Item 9.	Notice of Dissolution of Group Not applicable.

Item 10.

Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 18, 2005

SILLC HOLDINGS, LLC

By:	/s/ Peter F. Reilly
Name:	Peter F. Reilly
Title:	Vice President, Chief Financial Officer, Treasurer, and Secretary

STRATEGIC INDUSTRIES, LLC

By:	/s/ Peter F. Reilly
Name:	Peter F. Reilly
Title:	Executive Vice President, Chief Financial Officer, Treasurer, and Secretary

CITIGROUP VENTURE CAPITAL EQUITY PARTNERS, L.P.

By: CVC Partners, LLC, its General Partner

By:	/s/ Thomas F. McWilliams
Name:	Thomas F. McWilliams
Title:	Managing Partner

CVC PARTNERS, LLC

By:	/s/ Thomas F. McWilliams
Name:	Thomas F. McWilliams
Title:	Managing Partner

CITIGROUP VENTURE CAPITAL GP HOLDINGS LTD.

By:	/s/ Anthony P. Mirra
Name:	Anthony P. Mirra
Title:	Vice President

COURT SQUARE CAPITAL LIMITED

By:	/s/ Anthony P. Mirra
Name:	Anthony P. Mirra
Title:	Vice President

CITICORP BANKING CORPORATION

By:	/s/ William H. Wolf
Name:	William H. Wolf
Title:	Senior Vice President

CITICORP

By:	/s/ Serena D. Moe
Name:	Serena D. Moe
Title:	Assistant Secretary

CITIGROUP HOLDINGS COMPANY

By:	/s/ Serena D. Moe
Name:	Serena D. Moe
Title:	Assistant Secretary

CITIGROUP INC.

By:	/s/ Serena D. Moe
Name:	Serena D. Moe
Title:	Assistant Secretary

EXHIBIT INDEX TO SCHEDULE 13G

EXHIBIT 1

Agreement among SILLC, Strategic, CVCEP, CVC Partners, CVC GP Holdings, Court Square, CBC, Citicorp, Citigroup Holdings and Citigroup as to joint filing of Schedule 13G.

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

Each of the undersigned hereby affirms that it is individually eligible to use Schedule 13G, and agrees that this Schedule 13G is filed on its behalf.

Dated: January 18, 2005

SILLC HOLDINGS, LLC

By:	/s/ Peter F. Reilly
Name:	Peter F. Reilly
Title:	Vice President, Chief Financial Officer, Treasurer, and Secretary

STRATEGIC INDUSTRIES, LLC

By:	/s/ Peter F. Reilly
Name:	Peter F. Reilly
Title:	Executive Vice President, Chief Financial Officer, Treasurer, and Secretary

CITIGROUP VENTURE CAPITAL EQUITY PARTNERS, L.P.

By: CVC Partners, LLC, its General Partner

By:	/s/ Thomas F. McWilliams
Name:	Thomas F. McWilliams
Title:	Managing Partner

CVC PARTNERS, LLC

By:	/s/ Thomas F. McWilliams
Name:	Thomas F. McWilliams
Title:	Managing Partner

CITIGROUP VENTURE CAPITAL GP HOLDINGS LTD.

By:	/s/ Anthony P. Mirra
Name:	Anthony P. Mirra
Title:	Vice President

COURT SQUARE CAPITAL LIMITED

By:	/s/ Anthony P. Mirra
Name:	Anthony P. Mirra
Title:	Vice President

CITICORP BANKING CORPORATION

By:	/s/ William H. Wolf
Name:	William H. Wolf
Title:	Senior Vice President

CITICORP

By:	/s/ Serena D. Moe
Name:	Serena D. Moe
Title:	Assistant Secretary

CITIGROUP HOLDINGS COMPANY

By:	/s/ Serena D. Moe
Name:	Serena D. Moe
Title:	Assistant Secretary

CITIGROUP INC.

By:	/s/ Serena D. Moe
Name:	Serena D. Moe
Title:	Assistant Secretary